EXHIBIT 99

For Immediate Release

TradeStation Group’s Co-CEOs Purchase $4,200,000 of Company Stock
From Former Insider Who Had Been Liquidating His Position

Former Insider Subject To 2-year Lock-up on Remaining Shares

     Miami, May 2, 2002 – TradeStation Group, Inc. (NasdaqNM: TRAD) announced that its founders and Co-CEOs, Bill and Ralph Cruz, purchased 3,000,000 shares of TradeStation Group common stock from Farshid Tafazzoli, a former insider of the company, at $1.40 per share for a total purchase price of $4,200,000. Mr. Tafazzoli was a principal of OnlineTrading.com, a company acquired by TradeStation Group in a December 2000 merger. The stock purchase was completed yesterday.

     The purchase by the Cruzes leaves Mr. Tafazzoli with 875,733 shares of TradeStation Group common stock, all of which are subject to a two-year lock-up agreement, meaning that none of such shares may be sold until May 1, 2004. Mr. Tafazzoli had been divesting himself of the company’s common stock since his July 2001 departure from TradeStation Group. The company and the Cruzes believed that the large volume of shares Mr. Tafazzoli had available for sale in an attempt to diversify his investment portfolio was having an unfavorable effect on TradeStation Group stock and its attractiveness to potential long-term investors.

     “We are very pleased to have had the opportunity to increase our investment in TradeStation Group by such a significant amount,” said Bill Cruz. “We believe that our company will have a bright, successful future, as this purchase clearly demonstrates. We understand that Mr. Tafazzoli wanted to diversify his personal portfolio, and are happy that both sides of the transaction were able to get what they wanted.”

     “This is very good for the company,” added Salomon Sredni, President of TradeStation Group. “We look forward to seeing how our results are measured in the market absent this selling pressure.”

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Voting Trust Agreement Terminated

     In connection with the stock purchase, the voting trust among the Cruzes and Mr. Tafazzoli and other principal shareholders of OnlineTrading.com was terminated. Under the voting trust, which was created at the time of the December 2000 merger, the OnlineTrading.com principal shareholders had the ability to elect at the company’s annual shareholders meeting up to three of eight members of TradeStation Group’s board of directors. As a result of the termination of the voting trust, that right no longer exists. The voting trust agreement would have expired by its terms at the end of this year.

Forward-looking Statements

This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release the words “believes,” “believed,” “will,” “look forward” and similar expressions, if and to the extent used, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results and events may differ materially from those suggested herein. Factors that may cause or contribute to the various potential differences include, but are not limited to, various other industry and market factors (such as selling pressure created by other shareholders) that affect and could affect the price of TradeStation Group common stock, and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission including, but not limited to, the company’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as other SEC filings and company press releases.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
305-485-7000